Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Robert S. Schneider	Maria F. Slippen
USI Holdings Corp.	USI Holdings Corp.
914-749-8502	914-749-8511
rschneider@usi.biz	maria.slippen@usi.biz

USI Holdings Corporation Announces $625 Million Senior Secured Credit Facilities

Briarcliff Manor, New York — April 10, 2007— USI Holdings Corporation (“USI Holdings”) today announced that it intends to refinance its existing senior secured credit facilities with a new senior secured credit facility consisting of a senior secured term loan in an aggregate amount of $525 million and a senior secured revolving credit facility in an aggregate amount of $100 million.

USI Holdings will be the borrower under the senior secured credit facility. Compass Acquisition Holding Corp., a Delaware corporation (“Parent”) formed by GS Capital Partners VI, L.P., and Compass Merger Sub Inc., a Delaware corporation (“Merger Sub”) formed by Parent, entered into a previously announced agreement and plan of merger (the “Merger Agreement”) with USI Holdings pursuant to which Merger Sub will merge with and into USI Holdings (the “Merger”). After the Merger, USI Holdings will be a subsidiary of Parent. The net proceeds from the senior secured term loan, together with other financing, are expected to be used to finance the Merger and related transactions. It is expected that the senior secured revolving credit facility will not be drawn in connection with the Merger.

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the anticipated closing of the Merger and the expected future business and financial performance of USI Holdings resulting from and following the Merger. These statements are based on management's current expectations and are inherently subject to uncertainties and changes in circumstances. Detailed information about the factors that could cause actual results to differ materially from those described in the forward-looking statements is contained in USI Holdings’ filings with the SEC. All forward-looking statements included in this press release are made only as of the date of this press release, and USI Holdings does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI Holdings hereafter becomes aware.

About USI Holdings Corporation
Founded in 1994, USI Holdings is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI Holdings is headquartered in Briarcliff Manor, NY, and operates out of 66 offices in 18 states. Additional information about USI Holdings may be found at www.usi.biz.